Exhibit 99.1

Contact:

William W. Ranson

Senior Vice President & CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc. Announces 4th Quarter 36% Earnings Increase

January 24, 2008, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq symbol: FCVA) announced today that quarterly earnings were $529 thousand or $0.18 per diluted share, for the three months ended December 31, 2007, representing a 36.0% increase over earnings of $389 thousand, or $0.21 per diluted share, for the same period of 2006. For the twelve months ended December 31, 2007, earnings were $1.7 million or $0.71 per diluted share, an increase of 10.9% over the comparable period in 2006.

During the fourth quarter, the financial markets continued to experience significant turmoil, primarily resulting from the problems in the sub prime mortgage market. The Company has no exposure to the sub prime market as it neither owns nor originates any sub prime mortgage instruments. The turmoil resulted in the Federal Reserve’s decision to lower the federal funds target rate by 50 basis points during September and an additional 50 basis points in the fourth quarter. The Company was able to benefit from lower costs in funding opportunities during the third and fourth quarter. Lower funding cost opportunities and significant loan growth throughout the year, offset the 100 basis point decrease in the prime rate, limiting the decrease in the net interest margin to 4 basis points during the fourth quarter to 3.69% from 3.73% for the third quarter of 2007. The net interest margin was 3.39% for the fourth quarter of 2006.

Total assets increased $94.6 million for the year to $351.9 million or 36.8%.

Loans increased $42.4 million for the three months ended December 31, 2007, resulting in net loans outstanding at December 31, 2007 of $294.2 million as compared to $199.8 million at December 31, 2006. For the year ended December 31, 2007, net loans increased $94.5 million. Deposits increased $31.2 million for the three months ended December 31, 2007 and $60.8 million for the twelve months ended December 31, 2007. Total deposits outstanding were $255.1 million at December 31, 2007 as compared to $194.3 million at December 31, 2006. As a result, net interest income was $2.9 million and $9.8 million, respectively, during the three and twelve month periods ended December 31, 2007, compared to $2.0 million and $7.6 million, respectively, during the same periods of 2006.

Provision for loan losses increased from $120 thousand for the fourth quarter of 2006 to $238 thousand for the three months ended December 31, 2007 primarily due to volume increases. Loan quality continues to remain strong. There was one delinquent loan, more than 30 days but less than 89 days, totaling $5 thousand at December 31, 2007. One loan was in non-accrual status totaling $50 thousand with a Small Business Administration guarantee of $25 thousand. The allowance for loan losses totaled $2.5 million at December 31, 2007.

Noninterest income was $278 thousand for the fourth quarter, compared to $166 thousand for the fourth quarter of 2006. Noninterest income was $809 thousand and $465 thousand for the years ended December 31, 2007 and 2006, respectively. Fees on mortgage loans originated for others were $23 thousand for the fourth quarter of 2007 and $158 thousand year to date in 2007. This is a new product which the Company began offering in the fourth quarter of 2006. Fees on deposits continue to increase as deposits grow and additional services are added. Fees on deposits accordingly increased 25.9% for the quarter to $63 thousand as compared to the fourth quarter of 2006. The Company sold $3.0 million of securities in the fourth quarter resulting in a gain of $29 thousand.

Noninterest expense increased $646 thousand or 44.4% for the three months ended December 31, 2007 as compared to the same period in 2006 and $2.0 million or 38.0% for the year ended December 31, 2007. The majority of the increase is attributable to the expanded branch franchise and the key additions to the lending team in the first quarter of 2007. Consequently, the largest increases in noninterest expense occurred in salaries and employee benefits of $353 thousand for the three months ended, 2007 and $1.2 million for the year ended December 31, 2007 as compared to the comparable periods in 2006. With the addition of two new branches since September 30, 2006, occupancy expense has increased $37 thousand for the quarter ended December 31, 2007 and $138 thousand for the year ended December 31, 2007.

Stockholders’ equity totaled $34.9 million at December 31, 2007, which represented a book value of $11.73 per share. The Company closed a stock offering of 1,020,000 shares at $15.75 per share in June 2007 and exercised an over-allotment of 152,900 shares at $15.75 in July 2007; bringing total shares outstanding to 2,971,171. At December 31, 2007, the Company exceeded all regulatory capital requirements.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted “2007 was a year of tremendous accomplishments for First Capital Bancorp, Inc. We added key leadership, experienced lenders, opened a flagship office in downtown Richmond, completed a successful stock offering, nearly doubled noninterest income and announced record earnings. Clearly, the financial services industry is not without its challenges, yet First Capital Bancorp, Inc. continues to grow and thrive, while seeking to attack the challenges head on and remain true to our mission. We’re proud of our 2007 performance and seek further development of our franchise in 2008.”

The Company currently operates six branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County and at the James Center in downtown, Richmond, Virginia.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

6

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:
	December 31, 2007	December 31, 2006
Total assets	$351,867	$257,241
Loans, net	294,234	199,751
Deposits	255,108	194,302
Borrowings	58,519	44,848
Stockholders' equity	34,859	15,659
Book value per share	$11.73	$8.72
Total shares outstanding	2,971,171	1,796,021

Selected Operating Data:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest income	$5,752	$4,227	$20,356	$15,263
Interest expense	2,886	2,231	10,563	7,691

Net interest income	2,866	1,996	9,793	7,572
Provision for loan losses	238	120	676	404
Noninterest income	278	166	809	465
Noninterest expense	2,100	1,454	7,259	5,261

Income before income tax	806	588	2,667	2,372
Income tax expense	277	199	925	801

Net income	$529	$389	$1,742	$1,571

Income per share
Basic	$0.18	$0.22	$0.72	$0.87

Diluted	$0.18	$0.21	$0.71	$0.83

Selected Performance Ratios:
Return on average assets	0.66%	0.64%	0.61%	0.69%
Return on average equity	6.10%	10.06%	8.38%	10.74%
Net interest margin	3.69%	3.39%	3.54%	3.41%
Efficiency	66.78%	67.26%	63.84%	65.45%
Equity to assets	9.91%	6.09%	9.91%	6.09%

7